Release of Claims
     In consideration of the $1.5 million Severance Benefit to be paid to me pursuant to section 5 of the employment agreement between me and Barr Pharmaceuticals, Inc., Barr Laboratories, Inc. and Duramed Research Inc. dated as of August 19, 2005 as amended by a letter agreement dated August 28, 2006 (the “Employment Agreement”), I hereby agree as follows:
          1. I release and forever discharge Barr Pharmaceuticals, Inc. and its past, present and future subsidiaries and affiliates (collectively, the “Company”), and any and all of their officers, directors, agents and employees (collectively with the Company, the “Releases”), from any and all claims and/or causes of action that I had, have or may have relating to my employment with the Company and/or the termination of that employment, whether presently known or unknown, including, but not limited to, any claim under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act, 29 U.S.C. §626, as amended (“OWBPA”); the Americans With Disabilities Act of 1990, as amended; the Family Medical Leave Act of 1993, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Civil Rights Act of 1966, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109 (“WARN”); New Jersey State Human Rights Law; New Jersey State Labor Law; Pennsylvania State Wage and Hour Law; the Pennsylvania Law Against Discrimination; workers compensation provisions; and any and all claims of wrongful discharge, breach of contract, breach of covenant of good faith and fair dealing, violation of public policy, retaliatory termination, fraud, defamation, physical injury, emotional distress, or any other claims arising out of or relating to any other aspect of federal or state statutory or common law, including claims for attorneys’ fees and costs incurred in litigation. The foregoing release excludes—
               (a) any claims for any amounts to which I am entitled pursuant to the terms of any compensation or benefit plan of the Company or by law on account of my participation in any such plan prior to September 1, 2006, including (i) the portion of my Base Salary accrued through August 31, 2006, (ii) stock options and stock appreciation rights granted to me before that date, (iii) amounts payable to me under the Company’s qualified 401(k) plan and its excess 401(k) plan, and (iv) medical and dental insurance benefits, including (if applicable) flexible spending account benefits,
               (b) any claims for indemnification or advancement of expenses pursuant to section 145 of the Delaware General Corporation Law, section 8 of the Employment Agreement or pursuant to any similar provision of (i) any other statute, law or regulation of any jurisdiction, or (ii) any agreement, bylaw, certificate of incorporation, or vote of stockholders or directors,

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               (c) any claims under section 9 or section 10 of the Employment
Agreement,
               (d) any claims for un-reimbursed business expenses incurred prior to September 1, 2006 in accordance with past practice, and
               (e) any claims that arise after the date on which I execute this release; provided that the foregoing release does NOT exclude any claims for bonuses.
          I also expressly waive and forever relinquish the right to assert any statutory provision or common law principle that would or might otherwise invalidate the release of claims unknown at the time of the execution of the Agreement.
          I further agree, to the fullest extent permitted by law, never to sue or grieve or commence any judicial or administrative proceeding or participate in any action, suit or proceeding against any of the Releases with respect to any right or claim released above and I agree to immediately withdraw and dismiss with prejudice any such suits, charges and grievances that may be pending as of the date on which I sign this Release; provided that the foregoing provisions of this sentence shall not prevent me from filing a charge or complaint with, or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”), or from otherwise challenging the release of claims under ADEA and related agreement not to sue. However, the foregoing release shall bar me from receiving any recovery resulting from any lawsuit brought by me or by the EEOC on my behalf under ADEA.
          2. Before signing this document, I have been advised by Barr of my right to consult with an attorney and have been encouraged to do so. I also acknowledge that I have read this document, that I understand all of its terms, and that I have entered into it of my own free will. I acknowledge that I am receiving consideration beyond what I would otherwise be entitled to if I do not sign this agreement. I understand that I have up to twenty-one (21) days to review this document prior to signing it and that I have a period of seven days to revoke my agreement after I sign the document. I understand that in order to revoke this agreement after signing it, I must deliver to Catherine F. Higgins, Sr. Vice-President of Human Resources, Barr Laboratories, Inc, 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07644, within seven days after I sign this agreement, a signed letter or other written notice stating that I am revoking this agreement.
          3. I will not at any time engage in any form of conduct or make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of Barr, its management or any company related to Barr; and I will refrain from using in any way or disclosing to others any trade secrets or other confidential information acquired by me in the course of my employment with Barr.

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          4. I agree that this Agreement and the terms of this Agreement are confidential and that I shall accord it the utmost confidentiality. I agree that I will not disclose this Agreement or the terms of this Agreement to any third party except for my tax or legal advisor(s) to the extent necessary to perform services, or except as applicable law may require disclosure of such matters. This Agreement contains the entire agreement between me and Barr relating to my release of claims and supersedes all prior and/or contemporaneous written or oral agreements relating to my release of claims.
          5. This Agreement may not be modified except by a written document, signed by me and a duly authorized officer of Barr.

AGREED:	Carole Ben-Maimon

Carole Ben-Maimon

DATE:	10/5/06

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